Exhibit 5.1

KRAMER LEVIN NAFTALIS & FRANKEL LLP

October 29, 2009

SIGA Technologies, Inc.
420 Lexington Avenue, Suite 408
New York, New York 10170

Re: SIGA Technologies, Inc.

Dear Ladies and Gentlemen:

We have acted as counsel to SIGA Technologies, Inc., a Delaware corporation (the "Registrant"), in connection with the preparation and filing of a shelf registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), relating to the offering from time to time on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”), of an indeterminate amount and number of (i) shares of common stock, par value $0.0001 per share (the “Common Stock”) and (ii) warrants to purchase Common Stock (the “Warrants”, and together with the Common Stock, the “Securities”), up to an aggregate offering price of $100,000,000.

In rendering this opinion, we have examined copies of the following documents (collectively, the “Transaction Documents”):

A.	Registration Statement;

B.	the Restated Certificate of Incorporation of the Registrant, as amended;

C.	the Amended and Restated Bylaws of the Registrant; and

D.	resolutions of the Board of Directors of the Registrant.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others. We have not independently verified the facts so relied on.

Based on and subject to the foregoing and assuming that (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement's effectiveness will have been issued and remain in effect, in each case, at the time the Securities are offered or issued as contemplated by the Registration Statement, (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and will at all relevant times comply with all applicable laws, (iii) the Registrant will have timely filed all necessary reports pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated into the Registration Statement by reference, (iv) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (v) any definitive purchase, underwriting or similar agreement (an “Underwriting Agreement”) and any other necessary agreement with respect to any Securities will have been duly authorized and validly executed and delivered by the Registrant and the other party or parties thereto, (vi) the Common Stock issuable upon exercise of the Warrants will be duly authorized and reserved for issuance upon such exercise of the Warrants, and (vii) each agreement or other instrument governing the Warrants (a “Warrant Agreement”) will be governed by the laws of the State of New York and will be the valid and binding obligation of each party thereto other than the Registrant, enforceable against such party in accordance with its terms, we advise you that we are of the opinion that:

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KRAMER LEVIN NAFTALIS & FRANKEL LLP

October 29, 2009

(1)           Common Stock.   Assuming (A) the Board of Directors of the Registrant or a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the “Board”) has taken all necessary corporate action in conformity with the Restated Certificate of Incorporation of the Registrant and Bylaws of the Registrant to approve the issuance of the Common Stock, the terms of the offering thereof and related matters, including Common Stock issuable upon exercise of the Warrants, (B) such shares of Common Stock have been duly issued, paid for and delivered either (i) in accordance with the applicable Underwriting Agreement approved by the Board against payment of the consideration therefor as provided therein; or (ii) upon exercise of the Warrants in accordance with the terms of the applicable Warrant Agreement approved by the Board, and (C) if such shares of Common Stock are certificated, the certificates representing such shares have been duly authenticated and executed, such shares of Common Stock will be legally issued, fully paid and non-assessable.

(2)           Warrants.  Assuming that the issuance and terms of such Warrants have been duly authorized, when (A) the Warrant Agreements relating to such Warrants have been duly authorized, executed and delivered by the Registrant and the warrant agent appointed by the Registrant, (B) the terms of such Warrants have been duly established so as not to violate or cause the exercise thereof to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Registrant and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Registrant, (C) such Warrants have been duly issued, paid for and delivered as contemplated in the Registration Statement and any prospectus supplement relating thereto, and in accordance with the terms of the applicable Warrant Agreement or any Underwriting Agreement, and (D) if such Warrants are certificated, the certificates representing such Warrants have been duly authenticated and executed, such Warrants will be legally issued and fully paid.

KRAMER LEVIN NAFTALIS & FRANKEL LLP

October 29, 2009

We express no opinion as to any laws other than the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America, that in each case, in our experience, we recognize are normally applicable to transactions of the type contemplated by the Transaction Documents (the "Relevant Laws").

The opinion expressed herein is based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

This opinion letter is being delivered to you in connection with the transactions described in the Transaction Documents and may not be relied on or otherwise used by any other person or by you for any other purpose.  Notwithstanding the foregoing, we hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Thomas E. Constance, a member of this Firm, is a director of the Registrant.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP
Kramer Levin Naftalis & Frankel LLP